Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES THIRD QUARTER 2012 SALES VOLUMES AND UPDATES WILLISTON BASIN OPERATIONS

DENVER — October 24, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited financial and operational results for the third quarter ended September 30, 2012.

Kodiak has prepared the preliminary information based on the most current information available to management.  Its normal closing and financial reporting processes with respect to the preliminary financial information have not been fully completed.  As a result, its actual financial and operational results could be different from this summary preliminary data, and any differences could be material.  Kodiak expects to release its third quarter 2012 operational and financial results news release after the close of trading on Thursday, November 1, 2012.

Third Quarter and Nine-Month Period 2012 Production and Sales Volumes

For the third quarter 2012, Kodiak reported average sales volumes of 15,855 barrels of oil equivalent per day (BOE/d).  This represents a 301% increase over sales volumes of 3,953 BOE/d for the third quarter 2011 and a 25% increase over second quarter 2012 sales volumes of 12,696 BOE/d.  Crude oil accounted for 88% of third quarter 2012 sales volumes.

The Company disclosed production, sales volumes and netback prices received for the period ended Sept. 30, 2012, as summarized below:

	Quarterly Comparisons					Nine-month Period Comparison
	Three Months Ended			% Change		Nine Months Ended		% Change
Kodiak Oil & Gas Corp. Net Production and Sales Volumes Comparison	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sequential Quarter	Qtr.- over- Qtr.	Sept. 30, 2012	Sept. 30, 2011	9ms- over- 9ms
Net Volumes
Crude Oil (Bbls)	1,263,227	1,047,682	352,144	21%	259%	3,199,233	731,678	337%
Natural Gas (Mcf)	1,909,731	1,356,981	376,512	41%	407%	4,407,936	757,787	482%
Production Volumes: Barrels of Oil Equivalent (BOE)	1,581,516	1,273,846	414,896	24%	281%	3,933,889	857,976	359%
Deduct: Flared Natural Gas (Mcf)	(881,906)	(687,880)	(241,492)	28%	265%	(2,206,834)	(473,441)	366%
Sales Volumes: (BOE) (1)	1,458,669	1,155,370	363,703	26%	301%	3,576,645	769,741	365%
Average Daily Volumes
Daily Sales (BOE/day)	15,855	12,696	3,953	—	—	13,053	2,820	—
Daily Production (BOE/day)	17,190	13,998	4,510	—	—	14,357	3,143	—
Product Price Received
Crude Oil ($/Bbl)	$82.96	$78.93	$82.51	5%	1%	$82.87	$86.65	-4%
Natural Gas ($/Mcf)	$5.20	$5.05	$10.20	3%	-49%	$5.38	$8.39	-36%

(1)Note that sales volumes exclude natural gas that is currently being flared pending connection to pipelines or system capacity.

Interim Operations Update

The Company continues its active drilling and completion schedule in the fourth quarter 2012.  Kodiak operates eight drilling rigs, participates in the drilling of two non-operated rigs in its Dunn County within an area of mutual interest (AMI), and participates with minority working interests in numerous non-operated interests with other operators.  Currently, the Company has three drilling rigs operating in Dunn County; two rigs operating in the Polar project area in southern Williams County, and one rig running in each of the Smokey, Koala and Grizzly project areas in McKenzie County.  Kodiak’s leasehold position is mostly held by production, and, by the end of 2012, the operated rigs are scheduled to be moved to multi-well pads located primarily in the Polar and Smokey project areas.

Drilling operations continue to benefit from improved efficiencies resulting in decreased spud-to-rig-release drilling times.  Drilling costs continue to decline as a result of these efficiencies, as well as from cost reductions across the full drilling spectrum.  Kodiak intends to reduce its operated rig count to seven rigs once drilling is completed on a current two-well pad and plans to operate seven rigs through the winter.  Management believes that with improved drilling efficiencies, it is now possible to drill 11 wells per-year, per-rig, versus 10 wells per-year, per rig, resulting in more wells being drilled with fewer rigs.

Kodiak is operating with two full-time, 24-hour-per-day completion crews which are expected to remain active through year-end 2012.  Currently, each crew is completing two wells every eight to 10 days.  This rate should allow the Company to complete 18 gross (16.4 net) operated wells through the remainder of the year.  The majority of the remaining fourth quarter 2012 wells to be completed have been drilled and surface facilities and pipelines are being installed ahead of completion efforts.

During the three and nine month periods ended September 30, 2012, the Company completed 15 gross (10.8 net) operated wells and 41 gross (31.5 net) operated wells, respectively.  The table below summarizes only the non-operated wells that have been completed during the same period:

Williston Basin Non-Operated Completed Well Participation

	Three Months Ended Sept. 30, 2012		Nine Months Ended Sept. 30, 2012
	Gross	Net	Gross	Net
Dunn County AMI	1	0.4	9	3.7
Other Non-operated Williston Basin Wells	9	1	34	4.1
Total Non-operated Wells	10	1.4	43	7.8

During the last two weeks of October 2012, the Company’s net production has ranged between 19,000 BOE/d and 21,000 BOE/d.

The following table summarizes Kodiak’s recent operated well completion activity:

Recent Operated Well Completions

		WI/		IP 24-hour Test (BOE/d)			Choke
Well Name	County	NRI (%)	Formation	BOPD	MMcf/d	BOE/d	Size ”	PSI
Skunk Creek 2-24-25-16H (1)	Dunn	97 / 80	Bakken	1,895	1.20	2,094	36/64	1,450
Skunk Creek 2-8-17-15H (1)	Dunn	44 / 38	Bakken	1,597	1.30	1,814	32/64	1,300
Two Shields Butte 5-7-8-1H	Dunn	50 / 41	Bakken	2,429	2.07	2,775	34/64	1,800
Two Shields Butte 5-7-8-1H3	Dunn	43 / 35	Three Forks	2,647	2.17	3,008	40/64	1,750
Wildrose Schilke 16-21-1H	Williams	86 / 68	Bakken	978	0.17	1,007	38/64	800
Skunk Creek 12-7-8-9H	Dunn	100 / 81	Bakken	Flowing Back
Skunk Creek 12-7-8-8H	Dunn	100 / 81	Bakken	Flowing Back
Smokey Cupcake 14-21-16-3H3	McKenzie	95 / 76	Three Forks	Flowing Back
Smokey 14-21-33-14H	McKenzie	90 / 72	Bakken	Flowing Back
Smokey 14-21-33-14H3	McKenzie	93 / 74	Three Forks	Completing
Smokey Kinden 14-21-16-3H	McKenzie	100 / 80	Bakken	Completing
Koala 15-33-28-3H	McKenzie	88 / 71	Bakken	Completing
Koala 15-33-28-2H3	McKenzie	95 / 76	Three Forks	Completing
Koala 15-33-28-2H	McKenzie	88 / 71	Bakken	Completing

(1) Indicates remediated well

2012 Production Guidance

After assessing production volumes for the first nine-months of 2012, and taking into account anticipated fourth quarter completions activities, the Company reaffirms its previously disclosed projected 2012 exit rate of 27,000 BOE/d.  Kodiak now believes its average daily production will be in the range of 15,500 BOE/d to 17,500 BOE/d for the full-year 2012.  The new range compares to previous disclosure of 17,000 BOE/d to 21,000 BOE/d average production for 2012.

Semi-Annual Credit Facility Redetermination

Effective October 15, 2012, the Company and its lending syndicate completed the semi-annual borrowing base redetermination for the first lien credit facility.  As a result, Kodiak and its lenders entered into an amendment which increases the Company’s borrowing base to $450 million from the previous $375 million.  At the present time, the Company has not sought to increase the aggregate elected commitment on the revolver from the current amount of $375 million.  Currently, the Company’s long-term debt is $985 million consisting of $800 million in senior notes and $185 million in borrowings under its credit facility.  Management believes that the credit facility’s undrawn portion, when combined with cash flow from operations, is adequate to fund its anticipated upcoming capital expenditures.

Management Comment

Commenting on recent activities, Kodiak’s Chairman and CEO, Lynn A. Peterson said:  “The Company continues to execute its planned drilling and completion program.  As noted earlier, our drilling times have decreased significantly with several wells being drilled in less than 20 days.  Since we are completing all of our wells through cemented liners, we have eliminated the completion issues that we experienced earlier in the year.  By drilling multi-well pads and utilizing zipper frac’s, we have reduced our completion times.

“Our team is diligently working on well bore down-spacing potential, as well as testing additional Three Forks Formation intervals.  Work has begun to obtain the necessary approvals to commence drilling a multi-well pilot program within a 1,280 acre spacing unit in each of the Polar and Smokey project areas.  The pad design contemplates additional down-spacing of wells drilled in the Middle Bakken Formation and testing of multiple zones in the Three Forks Formation.

“We are particularly pleased about the recently completed third well in our Wildrose block in Northern Williams County. The initial 24-hour average production rate of 1,007 BOE/d represents a significant improvement from the earlier two wells.  The improved performance is attributed to ongoing advancements in our completion techniques.    Since the wells are much shallower than wells drilled in the core of our acreage, and are not in the same pressure regime, we believe we can lower our completed wells costs in this area to $7.5 million per well.

“Midstream infrastructure build-out continues in the Basin.  We are seeing improved access to oil and gas pipelines, gas plant capacity to process the gas, and rail facilities for takeaway.  The midstream improvement, along with additional Company-operated salt water disposal wells, continues to drive many of our costs lower.  Our current well costs, using 100% intermediate strength proppants, are approximately $10 million, which is down nearly 15% from well costs earlier this year.  With new third-party oil service contracts in place, we anticipate that these well costs can be further reduced by another 5% in 2013.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production, sales, the Company’s expectation regarding the connection of its wells to pipelines and trends in the volume of natural gas sold,  the potential to down-space the drilling of wells in the Middle Bakken Formation, the Company’s expectations regarding its ability to achieve additional efficiencies in its drilling and completion program and the impact of such improvements and other trends on average well costs, the Company’s expectations regarding the timing and success of its drilling and completion activity, the Company’s preliminary financial and operational results and the Company’s ability to execute to its 2012 capital expenditure program.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11